U. S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Communications Research, Inc.

(Exact name of registrant as specified in its charter)

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NEVADA

(State or other jurisdiction of incorporation or organization)

22-2991753

(IRS Employer Identification Number)

67 Ramapo Valley Road, Suite103, Mahwah, NJ 07430

(Address of principal executive offices)

CORPORATE AGENT

Tony Gallo/Corporate Filing Services

3650 Jewel Cave Drive

Las Vegas, NV  89121

(Name and address of agent for service)

(702) 431-5386

(Telephone number, including area code of agent for service)

2005-A Employee and Consultant Compensation Plan

(Full title of the Plans)

Copy to:

Carl R. Ceragno

Communications Research, Inc.

67 Ramapo Valley Road, Suite103

Mahwah, NJ 07430

Telephone Number (201) 684-0880

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $.001 par value	5,000,000	$0.09	$450,000	$52.97

Notes:

(1)

For purposes of calculating the registration fee, the average share price over the period September 26, 2004 through September 26, 2005 was used as the base.

(2)

Amount of fee is based on .0001177 times Proposed Maximum Aggregate Offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.

The Plans

This registration statement covers the 2005-A Employee and Consultant Compensation Plan (the “Plan”). Communications Research, Inc. (the “Registrant”) will fund the Plan with up to 5,000,000 shares of its $.001 par value common stock (the “Stock”). The Plan is described in the letter from the Registrant to its employees and consultants. The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees and consultants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Act”). While included as an exhibit herein, such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The Plan is not subject to the provisions of Employee Retirement Income Security Act (ERISA) and the Plan has no administrators.

Description of Registrant’s Securities

The authorized capital stock of the Company consists of 160,000,000 shares of common stock (“Common Stock”), $.001 par value, of which 110,051,730 shares were issued and outstanding on or about September 25, 2005 and 2,000,000 shares of Preferred Stock, no par value, of which 2,000,000 shares have been issued as of September 25, 2005. All presently outstanding shares are duly authorized, fully-paid and non-assessable.

Each share of the Common Stock is entitled to one vote on all matters to be voted on by the shareholders, such as the election of certain directors and other matters that directly impact the rights of the holders of such class. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available there for. Each share of preferred stock is entitled to 100 votes for each share on all matters to be voted on by the shareholders.

Issuance of Shares

At the direction of the Registrant’s Board of Directors, the employees and consultants of the Registrant are eligible to participate in Registrant’s Plan. The employees and all consultants may participate in the Plan by electing to receive Registrant’s common stock for accrued and unpaid compensation at any time after September 1, 2005 on the basis of one share at a negotiated price not less than ninety percent (90%) of the lowest closing bid price in the week prior to their accrued compensation being due.

The Stock will not be purchased in the open market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a)

The SB2/ AMENDMENT 4 filed for the Company on May, 1, 2002.

(b)

Form 10KSB for the Annual Report periods ending December 30, 2004.

(c)

Form 10-Q for the three-month period ending March 31, 2002

(d)

Form 10-Q for the three- and six-month periods ending June 30, 2002.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4.

DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Nevada General Corporation Law (“NGCL”), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided by NGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company’s Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Certificate of Incorporation and the by-laws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officers for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company has obtained directors and officers liability insurance. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable

ITEM 8.

EXHIBITS

EXHIBIT
4.1	Letter to Employees and Consultants
5.1	Opinion re: legality
23.1	Consent of Chisholm, Bierwolf and Nilson, L.L.C., current independent auditors of Communications Research, Inc.
23.2	Consent of Lawrence S. Hartman, Esq. (included in Exhibit 5.1 opinion letter)

ITEM 9.

UNDERTAKINGS

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mahwah, State of New Jersey, on September 27, 2005.

COMMUNICATIONS RESEARCH, INC.
By:	/s/ Carl R. Ceragno
Carl R. Ceragno, President

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